Exhibit 99.2

VIAVI SOLUTIONS ANNOUNCES CEO TRANSITION

Chairman Richard E. Belluzzo is Appointed Interim President and Chief Executive Officer

Milpitas, Calif., August 11, 2015 — Viavi Solutions Inc. (“Viavi”) today announced that its Board of Directors has appointed Chairman Richard E. Belluzzo as interim president and chief executive officer, effective immediately. This appointment follows the departure of Tom Waechter, who has stepped down as the company’s president and chief executive officer and Board member. After achieving a major milestone on August 1, 2015 of separating JDSU into two public companies and leading the company through significant changes during his more than six-year tenure as chief executive officer at JDSU, Mr. Waechter will be pursuing other business and personal interests. The Viavi Board is commencing a search for a permanent president and chief executive officer who will lead Viavi as it enters its next chapter and will be added to the board upon appointment.

In addition, in connection with the Board’s ongoing assessment of the company post-spinoff, Viavi will enlarge its Board from five directors to eight directors, including the new chief executive officer. The Board is commencing a search for two new directors.

On behalf of Viavi’s Board, Mr. Belluzzo said, “We thank Tom for his contributions to the company since joining in 2007. He has led the company through a period of significant transformation, including the successful spin-off of Lumentum Holdings. As Viavi moves forward, we will seek a new leader with strong industry knowledge and customer relationships, technical expertise and operational acumen.”

Mr. Belluzzo added, “The Lumentum spin-off and related business realignment are the first milestones in repositioning Viavi for the future. Viavi’s Board is committed to implementing additional steps to enhance both its market position and shareholder value. The appointment of two new directors will add experience, expertise and momentum to these efforts. Through this transition, our foremost focus will remain on delivering value to our customers and shareholders as we execute to our industry shaping vision.”

Mr. Belluzzo has served as a Board member since February 2005, and has been Chairman since November 2012. Mr. Belluzzo is currently U.S. Venture Partner for Innogest SpA and consults with The Gores Group, a private equity firm, and Bravosolution, a private cloud software company, as well as serving on several technology company Boards. He has held several leadership positions in the technology industry, including Chairman and CEO at Quantum, COO at Microsoft and Executive VP of the Computer Products Group at Hewlett Packard.

As interim president and chief executive officer, Mr. Belluzzo will work with Viavi’s Board and executive leadership to ensure that Viavi continues its ongoing transformation until a permanent chief executive officer is appointed. He will continue to serve as Chairman during the transition.

About Viavi Solutions

Viavi (NASDAQ: VIAV) software and hardware platforms and instruments deliver end-to-end visibility across physical, virtual and hybrid networks. Precise intelligence and actionable insight from across the network ecosystem optimizes the service experience for increased customer loyalty, greater profitability and quicker transitions to next-generation technologies. Viavi is also a leader in anti-counterfeiting solutions for currency authentication and high-value optical components and instruments for diverse government and commercial applications.  Learn more at www.viavisolutions.com and follow us on Viavi Perspectives, LinkedIn, Twitter, YouTube and Facebook

Contacts

Investors:	Bill Ong, 408-404-4512; bill.ong@viavisolutions.com
Press:	Noel Bilodeau, 408-404-9014; noel.bilodeau@viavisolutions.com